EXHIBIT 99.1

News Release
The York Water Company
130 East Market Street
Contact:	Kathleen M. Miller, Chief Financial Officer	York, PA 17401
and Treasurer

Phone:	717-845-3601	FOR IMMEDIATE RELEASE

The York Water Company Announces Exercise
 of Underwriters’ Overallotment Option

York, Pennsylvania, October 6, 2009:  The York Water Company (NASDAQ Global Select Market: YORW) (the "Company") today announced that its underwriters have exercised an overallotment option to purchase an additional 120,000 shares of its common stock.  The Company granted the option to the underwriters in connection with its previously announced public offering of 950,000 shares, which priced on September 24, 2009 at a public offering price of $14.00 per share and closed on September 29, 2009.  The net proceeds of approximately $14.1 million (after deducting underwriters’ commissions and other estimated offering expenses) from this public offering, including the overallotment, were used to partially repay outstanding indebtedness under the Company’s revolving line of credit agreements.  Obligations under these credit facilities were primarily incurred to fund acquisitions and construction expenditures.

Boenning & Scattergood, Inc. and J.J.B. Hilliard, W.L. Lyons, LLC were the underwriters for the offering.  A copy of the final prospectus supplement, and the accompanying base prospectus, can be obtained when available by contacting John Chuff, Boenning & Scattergood, Inc., Four Tower Bridge, 200 Barr Harbor Drive, Suite 300, West Conshohocken, PA 19428, or by email to jchuff@boenninginc.com.

The shares of common stock were sold pursuant to a shelf registration statement that was declared effective by the Securities and Exchange Commission as of May 7, 2009.  The shares were only offered by means of the prospectus supplement related to this offering, which was filed with the Securities and Exchange Commission on September 25, 2009.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy shares of the common stock.

The York Water Company is the oldest investor-owned water utility in the United States and has operated continuously since 1816.  The Company impounds, purifies and distributes water to approximately 61,000 customers entirely within its franchised territory located in York County, Pennsylvania and Adams County, Pennsylvania.

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